Exhibit 99.1

Contact:

Patrick Kane

412-553-7833

Equitable Resources Announces 2007 Annual Earnings of $2.10 per Share

PITTSBURGH, January 31/PRNewswire-FirstCall/ — Equitable Resources, Inc. (NYSE: EQT) today announced 2007 annual earnings per diluted share (EPS) of $2.10 on net income of $257.5 million.  This compares with EPS of $1.80 on net income of $220.3 million in 2006.  Several non-operational factors, discussed below, should be considered when comparing 2007 and 2006 results, including the sale of reserves in the second quarter 2007 and expenses incurred in 2006 and 2007 in connection with the terminated acquisition of The Peoples Natural Gas Company and Hope Gas, Inc.

RESULTS BY SEGMENT

Equitable Supply

Equitable Supply had operating income of $263.5 million in 2007, 2.1% lower than the $269.2 million in 2006. Total revenues for 2007 were $501.7 million, 2.7% higher than $488.6 in 2006, due to higher realized prices and higher sales volumes.  Average well-head sales price increased 3.1% from $4.83 to $4.98 per Mcfe resulting from a higher percentage of unhedged gas sales and a higher realized hedged price.  Sales volumes increased by 0.9 Bcfe to 77.1 Bcfe with daily sales of approximately 210 MMcfe per day at year end.  Adjusting for the sale of reserves in the second quarter 2007, sales volumes increased by 5.4%.  Gathering revenues declined by 3.5% to $107.1 million from $110.9 million, as a result of the gathering asset contribution to Nora Gathering, LLC in the second quarter 2007.  Adjusting for the Nora transaction, gathered volumes increased 3.3%.  The average gathering fee increased 11.8% from $1.02 per Mcfe to $1.14 per Mcfe.

Operating expenses increased from $219.4 million in 2006 to $238.1 million in 2007.  Selling, general and administrative (SG&A) expenses were higher mainly from increased reserves for certain royalty disputes in the first quarter and other legal expenses.  Depreciation, depletion and amortization expense, and lease operating expense were also higher, consistent with higher overall operating activity levels, but were partially offset by lower production taxes.  At Gathering, higher depreciation, gathering and compression expense and SG&A were offset by the absence of expenses attributable to the transferred Nora gathering assets and lower production taxes.

Operating income for the 2007 fourth quarter totaled $75.3 million, $6.8 million higher than the $68.5 million of operating income in the fourth quarter 2006. Revenue increased by 4.4% resulting from higher NYMEX natural gas prices and higher sales volumes, partially offset by the loss of Nora gathering revenues.  Sales volumes increased by 0.6% to 19.4 Bcfe.  Adjusting for the sale of reserves in the second quarter, sales volume for the quarter increased 7.5% over the prior year quarter.  Operating expenses totaled $56.0 million, $1.3 million lower than last year.  Higher operating expenses were more than offset by the transferred Nora related gathering expenses and a pension related charge in the fourth quarter 2006.

Horizontal drilling continued to meet or exceed the company’s expectations in the fourth quarter. Equitable drilled 38 horizontal wells. In Kentucky, Equitable drilled 26 Devonian shale wells, 5 targeting the Cleveland shale and 21 targeting the Huron shale.  In West Virginia, the company drilled 10 Devonian shale wells, 8 targeting the Huron shale, 1 targeting the low pressure Marcellus shale in southern West Virginia and 1 targeting the Rhinestreet shale.  In Virginia, the company drilled 2 horizontal wells in the Lower Huron shale, 1 in Nora and 1 in Roaring Fork.  The production from the horizontal wells turned-in-line is consistent with the expected decline curve included in the company’s analyst presentation.

Since January 1, 2008, the company has spud 17 horizontal wells, including its first Marcellus well in Pennsylvania, its first multi-lateral well in Kentucky and its first horizontal well in the Berea sand.  The company is targeting drilling of between 250-300 horizontal wells in 2008.

During 2007, the company drilled 634 gross wells, consisting of 88 horizontal shale wells; 266 coal bed methane wells and 280 vertical wells. The drilling program developed 165 Bcfe, a 38% increase over 2006, driven by the higher productivity of horizontal wells compared to vertical wells.

Production Guidance

In 2008, the total sales for the year are forecast to be 80-81 Bcfe.  Daily sales volumes are expected to hit 235 MMcfe by year end, a 12% increase over the year end 2007 run rate.

Equitable Utilities

Equitable Utilities had operating income of $113.4 million for 2007, compared with $125.2 million for 2006, a 9.4% decrease.  Net revenues increased $10.3 million or 3.7% over the previous year.  Distribution net revenues were 4.5% higher as a result of increased throughput from weather which was 7% colder than 2006, but 9% warmer than the 30-year normal.  The pipeline net operating revenues declined by $5.1 million in 2007, primarily attributable to a rate case settlement of $7.0 million in the first quarter of 2006, partially offset by higher rates in 2007.  Marketing net revenues were $8.9 million higher than in 2006, benefiting from favorable storage asset optimization opportunities that were captured at a time of unusually high commodity price and volatility and settled in the first quarter 2007.

Total operating expenses for 2007 were 14.7% higher at $171.8 million, compared to $149.8 million in 2006.  Expenses for the acquisition of Peoples Gas and Hope Gas, which was terminated in January 2008, totaled $21.0 million in 2007, including a $10.1 million write down of previously deferred transaction costs.  In addition to transaction costs, increases in labor and legal expenses contributed to the year-over-year increase.

Operating income for the 2007 fourth quarter was $29.3 million, 36.9% lower than the $46.4 million earned in the year ago quarter.  Net revenues were $84.7 million, $6.0 million lower than fourth quarter 2006 revenues of $90.7 million primarily due to a reduction in marketing net revenues.  Lower marketing net revenues are explained by unusually favorable market conditions in the fourth quarter 2006 that persisted through the first quarter 2007. Operating expenses in the quarter increased $11.0 million, to $55.4 million in 2007.  This increase includes the $10.1 million write-off of the deferred acquisition costs.

Other Business

Organizational Restructuring

In order to better reflect the drivers necessary to execute the company’s growth strategy, Equitable is changing from a two segment reporting structure to a three segment reporting structure. Effective January 1, 2008, the company’s segment reporting will be adjusted to reflect the three new segments: Equitable Production, Equitable Midstream and Equitable Distribution.

Equitable Production will drill and maintain wells, including both the horizontal drilling program and coal bed methane program, as well as explore for economic reserves of hydrocarbons in formations deeper than currently productive horizons.

Equitable Midstream encompasses physical infrastructure downstream of the wells including gathering pipelines, compressor stations, gas processing facilities, storage and FERC-regulated pipelines.

Equitable Distribution serves 275,000 residential, commercial and industrial customers in western Pennsylvania and West Virginia.

2007 Capital Expenditures

Equitable invested $805 million in capital projects during 2007.  This included $322 million for well development, $394 million for Supply infrastructure, $88 million for Equitable Utilities, and $1 million for Corporate.

Hedging

There was no change to the company’s hedge position during the quarter.  The approximate volumes and prices of Equitable’s hedges for 2008 through 2010 are:

	2008	2009	2010
Swaps
Total Volume (Bcfe)	50	37	35
Average Price per Mcfe (NYMEX)*	$4.62	$5.91	$5.96

Collars
Total Volume (Bcfe)	10	10	10
Average Floor Price per Mcfe (NYMEX)*	$7.61	$7.61	$7.61
Average Cap Price per Mcfe (NYMEX)*	$11.27	$11.27	$11.27

*              The above price is based on a conversion rate of 1.05 MMbtu/Mcfe

2007 Items

Nora Field

During 2007, the company sold approximately 74 Bcfe of proved reserves and contributed its Nora gathering assets to a limited liability company, which is 50% owned by the company.  Equitable recorded a gain of $154.5 million on the transaction, of which $6.7 million closed in the fourth quarter, and a loss of $28.4 million for the year as the company reduced its hedge position.

Operating Income

The company reports operating income by segment in this press release.  Both interest and income taxes are controlled on a consolidated, corporate-wide basis, and are not allocated to the segments.

The following table reconciles operating income by segment as reported in this press release to the consolidated operating income reported in the company’s financial statements:

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
Operating income (thousands):
Equitable Supply	$75,342	$68,508	$263,545	$269,164
Equitable Utilities	29,262	46,351	113,447	125,209
Unallocated expenses	(10,672)	(5,247)	(65,319)	(21,850)
Operating Income	$93,932	$109,612	$311,673	$372,523

Unallocated expenses are primarily due to incentive compensation.  For each period presented, the difference between equity in earnings of nonconsolidated investments as reported on the company’s statements of consolidated income and on Equitable Supply’s operational and financial report is the earnings from the company’s ownership interest in Appalachian Natural Gas Trust.  Other segment financial measures identified in this press release are reconciled to the most comparable financial measures calculated in accordance with GAAP on the attached operational and financial reports.

Equitable’s teleconference with securities analysts, which begins at 10:30 a.m. Eastern Time today, will be broadcast live via Equitable’s website, http://www.eqt.com and will be available for replay for a seven day period.

Equitable Resources is an integrated energy company with emphasis on Appalachian area natural gas production, gathering, processing transmission and distribution.  For information please visit http://www.eqt.com.

Equitable Resources management speaks to investors from time to time.  Slides for these discussions will be available online via Equitable’s website.  The slides may be updated periodically.

Forward-Looking Statements

Disclosures in this press release contain forward-looking statements.  Statements that do not relate strictly to historical or current facts are forward-looking.  Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include the expectations of plans, strategies, objectives and growth and anticipated financial and operational performance of the company and its subsidiaries, including guidance regarding the company’s drilling programs and initiatives, the expected decline curve, infrastructure projects, production and sales volumes, capital expenditures, capital budget, financing plans, tax position and the company’s move to three financial reporting segments.  A variety of factors could cause the company’s actual results to differ materially from the anticipated results or other expectations expressed in the company’s forward-looking statements.  The risks and uncertainties that may affect the operations, performance and results of the company’s business and forward-looking statements include, but are not limited to, those set forth under Item 1A, “Risk Factors” of the company’s most recently filed Form 10-K.

Any forward-looking statement speaks only as of the date on which such statement is made and the company does not intend to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

EQUITABLE RESOURCES, INC. AND SUBSIDIARIES
STATEMENTS OF CONSOLIDATED INCOME (UNAUDITED)
(Thousands except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006

Operating revenues	$384,814	$353,783	$1,361,406	$1,267,910
Cost of sales	168,779	137,244	574,466	504,329
Net operating revenues	216,035	216,539	786,940	763,581

Operating expenses:
Operation and maintenance	28,351	30,368	106,965	104,620
Production	14,189	15,099	62,273	62,471
Exploration	300	209	862	802
Selling, general and administrative	51,387	35,292	195,365	125,951
Office consolidation impairment charges	—	—	—	(2,908)
Depreciation, depletion and amortization	27,876	25,959	109,802	100,122
Total operating expenses	122,103	106,927	475,267	391,058

Operating income	93,932	109,612	311,673	372,523

Gain on sale of assets, net	6,687	—	126,088	—

Gain on sale of available-for-sale securities, net	—	—	1,042	—

Other income	3,157	556	7,645	1,442

Equity in earnings of nonconsolidated investments	901	140	3,099	260

Interest expense	12,065	12,366	47,669	48,494

Income from continuing operations before income taxes	92,612	97,942	401,878	325,731
Income taxes	32,015	29,980	144,395	109,706

Income from continuing operations	60,597	67,962	257,483	216,025
Income from discontinued operations, net of tax of ($3,246) for the three and twelve months ended December 31, 2006	—	4,261	—	4,261

Net income	$60,597	$72,223	$257,483	$220,286

Earnings per share of common stock:
Basic:
Weighted average common shares outstanding	121,535	120,629	121,381	120,124

Income from continuing operations	$0.50	$0.56	$2.12	$1.79
Income from discontinued operations	—	0.04	—	0.04
Net income	$0.50	$0.60	$2.12	$1.83

Diluted:
Weighted average common shares outstanding	122,884	122,426	122,839	122,113

Income from continuing operations	$0.49	$0.56	$2.10	$1.77
Income from discontinued operations	—	0.03	—	0.03
Net income	$0.49	$0.59	$2.10	$1.80

EQUITABLE SUPPLY
OPERATIONAL AND FINANCIAL REPORT

	Three Months Ended		Twelve Months Ended
OPERATIONAL DATA	December 31,		December 31,
	2007	2006	2007	2006
Production:

Natural gas and oil production (MMcfe)	21,038	20,556	83,114	81,371
Company usage, line loss (MMcfe)	(1,652)	(1,286)	(6,035)	(5,215)
Total sales volumes (MMcfe)	19,386	19,270	77,079	76,156

Average (well-head) sales price ($/Mcfe)	$5.36	$4.88	$4.98	$4.83

Lease operating expense excluding production taxes ($/Mcfe)	$0.27	$0.29	$0.31	$0.29
Production taxes ($/Mcfe)	$0.40	$0.45	$0.44	$0.48
Production depletion ($/Mcfe)	$0.70	$0.62	$0.70	$0.62

Gathering:
Gathered volumes (MMcfe)	20,748	28,319	94,210	108,592
Average gathering fee ($/Mcfe)	$1.18	$1.04	$1.14	$1.02
Gathering and compression expense ($/Mcfe)	$0.50	$0.51	$0.49	$0.42
Gathering and compression depreciation ($/Mcfe)	$0.19	$0.14	$0.17	$0.14

(in thousands)
Production operating income	$68,308	$59,492	$231,417	$231,849
Gathering operating income	7,034	9,016	32,128	37,315
Total operating income	$75,342	$68,508	$263,545	$269,164

Production depletion	$14,755	$12,711	$58,264	$50,330
Gathering and compression depreciation	3,970	4,012	15,693	15,411
Other depreciation, depletion and amortization	1,657	1,700	5,903	4,759
Total depreciation, depletion and amortization	$20,382	$18,423	$79,860	$70,500

Capital expenditures (thousands)	$245,236	$130,987	$715,722	$335,948

FINANCIAL DATA (Thousands)
Production revenues	$106,914	$96,485	$394,583	$377,626
Gathering revenues	24,466	29,319	107,092	110,945
Total operating revenues	$131,380	$125,804	$501,675	$488,571

Operating expenses:
Lease operating expense excluding production taxes	5,687	5,868	25,361	23,818
Production taxes	8,501	9,231	36,912	38,653
Exploration expense	301	209	862	802
Gathering and compression	10,332	14,313	45,844	45,860
Selling, general and administrative	10,835	9,252	49,291	39,774
Depreciation, depletion and amortization	20,382	18,423	79,860	70,500
Total operating expenses	56,038	57,296	238,130	219,407

Operating income	$75,342	$68,508	$263,545	$269,164

Equity in earnings of nonconsolidated investments	$864	$76	$2,949	$129
Other income	$2,596	$363	$6,467	$800

EQUITABLE UTILITIES
OPERATIONAL AND FINANCIAL REPORT

	Three Months Ended		Twelve Months Ended
OPERATIONAL DATA	December 31,		December 31,
	2007	2006	2007	2006

Heating degree days (30-year average: Qtr: 2,070; YTD: 5,829)	1,802	1,750	5,332	4,976

Residential sales and transportation volumes (MMcf)	6,959	6,846	23,494	21,014
Commercial and industrial volumes (MMcf)	6,430	5,982	25,971	23,841
Total throughput (MMcf) - Distribution	13,389	12,828	49,465	44,855

Net operating revenues (thousands):
Distribution
Residential	$26,765	$27,443	$99,050	$92,497
Commercial & industrial	11,355	12,825	42,558	42,519
Other	2,300	2,628	8,192	8,319
Total Distribution	40,420	42,896	149,800	143,335
Pipeline	20,858	18,272	67,517	72,586
Marketing	23,377	29,567	67,948	59,089
Total net operating revenues	$84,655	$90,735	$285,265	$275,010

Operating income (thousands):
Distribution (regulated)	$484	$9,279	$24,071	$34,807
Pipeline (regulated)	7,790	8,297	26,153	33,240
Marketing	20,988	28,775	63,223	57,162
Total operating income	$29,262	$46,351	$113,447	$125,209

Capital expenditures (thousands)	$26,657	$19,238	$87,761	$64,332

FINANCIAL DATA (Thousands)
Distribution revenues (regulated)	$136,070	$122,535	$455,506	$445,168
Pipeline revenues (regulated)	20,484	18,592	68,547	74,010
Marketing revenues	132,728	117,435	445,153	380,149
Less: Intrasegment revenues	(15,678)	(14,726)	(52,385)	(56,163)
Total operating revenues	273,604	243,836	916,821	843,164

Purchased gas costs	188,949	153,101	631,556	568,154
Net operating revenues	84,655	90,735	285,265	275,010

Operating expenses:
Operating and maintenance	17,897	15,892	61,135	58,186
Selling, general and administrative	30,378	21,241	82,105	65,280
Office consolidation impairment charges	—	—	—	(2,396)
Depreciation, depletion and amortization	7,118	7,251	28,578	28,731
Total operating expenses	55,393	44,384	171,818	149,801

Operating income	$29,262	$46,351	$113,447	$125,209

Other income	$561	$193	$1,178	$642